CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Statement of Additional Information constituting part of this Registration Statement on Form N-1A (the “Registration Statement”) of our reports dated April 18, 2008 relating to the financial statements and financial highlights which appear in the February 29, 2008 Annual Reports to Shareholders of John Hancock Funds III, which is also incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading “Financial Highlights” in the Prospectuses, also constituting part of the Registration Statement, and under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information.
/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
June 24, 2008